GOLF COURSE USE AGREEMENT


     This GOLF COURSE USE AGREEMENT (the "Agreement") is dated
January 9, 1996, but effective as of January 1, 1996 (the
"Effective Date"), by and among MAUI LAND & PINEAPPLE COMPANY, INC. ("Owner") and NI HAWAII RESORT, INC. ("NI").

                      W I T N E S S E T H:

                        R E C I T A L S:

     1. Owner owns the Golf Courses at Kapalua Resort Area and the fee interest in the Hotel Property.

     2. Effective January 1, 1996, Kapalani, L.P., a Delaware limited partnership ("Operator") manages and operates the Hotel Property pursuant to that certain Amended and Restated Operating Agreement by and between NI and Operator dated effective as of January 1, 1996.

     3. Owner and NI desire to continue to provide guests of the Hotel with the use of the Golf Courses and Resort Club and agree to amend and supersede that certain Supplemental Agreement dated September 26, 1990, by and among Owner, Kaptel Associates and The Ritz-Carlton Hotel Company with the terms set forth in this Agreement.

     NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth and for their mutual benefit, Owner and NI hereby covenant and agree as follows:

                            ARTICLE I

               Definitions.  Terms and References

     1.1 Definitions. In this Agreement and any exhibits hereto, the following terms shall have the following meanings:

          Affiliate(s) shall mean a Person or Persons directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with the Person(s) in question. The term "control", as used in the immediately preceding sentence, means, with respect to a Person that is a corporation, the right to the exercise, directly or indirectly, of more than 50% of the voting rights attributable to the shares of the controlled corporation and, with respect to a Person that is not a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled Person.

          Approval or Approved means prior written approval.

          Golf Courses means the three 18-hole golf courses now located at the Kapalua Resort Area, more particularly described and depicted in Exhibits "A-1", "A-2," and "A-3" attached hereto, and known as the Bay Course, the Village Course and the Plantation Course, respectively.

          Hotel means the hotel known as of January 1, 1996, as The Ritz-Carlton, Kapalua.

          Hotel Ground Lease means that certain Hotel Ground Lease dated effective as of January 1, 1996, made by Owner, as Lessor, and NI, as Lessee, covering the Hotel Property, as the same may be amended from time to time.

          Hotel Guests means the customers, guests and invitees of the Hotel while they are overnight guests at the Hotel.

          Hotel Property means the land described on Exhibit "B" attached hereto, upon which the Hotel is located.

          Kapalua Club Members means individuals and their respective guests and invitees who have certain Golf Course and Tennis Facilities privileges as a benefit of their membership in the Kapalua Club.

          Kapalua Property Owners means owners of residential condominiums, homes, or residential lots at the Kapalua Resort
Area.

          Kapalua Resort Area means the existing and proposed development of the Kapalua area on Maui, more particularly set forth in the Kapalua Master Plan as filed with the County of Maui
Planning Department and amended from time to time.

          Non-Resort Players means individuals who may play golf on the Golf Courses but who are not Resort Guests or employees of Owner.

          Officer of Owner means the President or Executive Vice
President/Resorts of Owner or an individual designated by either in writing to Operator.

          Owner means Maui Land & Pineapple Company, Inc., a Hawaii corporation.

          Operator means Kapalani, L.P., a Delaware limited partnership, or its assigns or successor.

          Person shall mean an individual, partnership, corporation, trust, unincorporated association, joint stock company, or other entity or association.

          Resort Club means the pro shops and other facilities presently made available to Resort Guests at the Golf Courses.

          Resort Guests means individuals who are customers, guests, or invitees of Owner or the hotel known as of January 1, 1996, as Kapalua Bay Hotel, or who are Kapalua Property Owners, Resort Club members, Hotel Guests and their respective guests and invitees.

          Round means the normal play of 18 holes of golf by one player on one of the Golf Courses.

          Tee Time means the starting time for a Round on one of the Golf Courses.

          Term means the term of this Agreement which shall commence as of the Effective Date herein and continue until December 31, 2094, coterminous with the term of the Hotel Ground
Lease, except as otherwise provided for herein.

          Tournament means a golf special event whereby one or more of the Golf Courses will be closed to play except for the participants of such golf special event for at least four (4) consecutive days.

     1.2 Parties. If any Golf Course or facility is managed or operated by a subsidiary or an affiliate of Owner, such as Kapalua Land Company, Ltd., Owner shall cause the subsidiary or affiliate to do whatever is required to be done by Owner under this Agreement with respect to that facility. The parties also recognize that NI shall, in its sole discretion, have the right to appoint Operator as its agent to act on behalf of NI or in conjunction with NI, and be involved on a day-to-day basis with respect to matters covered under this Agreement. Notwithstanding the above, NI owns the rights and obligations under this Agreement which may be assigned pursuant to Section 4.8 herein.

     1.3 Duration. The Term of this Agreement shall commence on the Effective Date herein and continue until December 31, 2094 coterminous with the term of the Hotel Ground Lease.

     1.4 Rights and Use. The parties hereto understand and agree that the Owner has entered into a similar golf use agreement with the owner of The Kapalua Bay Hotel. Owner agrees that the rights and benefits with respect to golf play on the Golf Courses as enjoyed by The Kapalua Bay Hotel or any other Kapalua Resort Area hotel, if any, shall not be more favorable to The Kapalua Bay Hotel or any other Kapalua Resort Area hotel than the rights and benefits enjoyed by the Hotel and that if such differences now or hereafter arise, Owner shall promptly advise NI of such differences and the parties shall then effect any changes to this Agreement required to provide NI with rights and benefits no less favorable than those of the Kapalua Bay Hotel or any other Kapalua Resort Area hotel.


                            ARTICLE 2

                              Golf

     2.1 Use of Golf Courses. Owner grants to NI, for the Term of this Agreement, the right to use and enjoy the Golf Courses and Resort Club as set forth in this Article 2. Owner and NI agree that Operator, as an agent for NI, shall have the benefit of using such rights under this Agreement.

     2.2  Reservations.

          (a) Reservations. Except as provided in this Agreement, use of the Golf Courses shall be available to Resort Guests and Non-Resort Players as determined in Owner's discretion, which shall be reasonable, on a "first come, first serve" reservation basis. Hotel Guests shall have the right to make reservations for Tee Times at least twenty-four (24) hours in advance of Non-Resort Players; provided, however, that with respect to the Plantation Course, Hotel Guests' reservations shall be subject to the reservation and use privileges of Kapalua Club Members.

          (b) Group Reservations. NI shall be entitled to make reasonable Golf Group Reservations up to eighteen (18) months in advance in connection with organized special golf events and/or tournaments. Owner shall use its good faith efforts in providing such Golf Group Reservations requested by NI. Golf Group Reservations shall be made in connection with advance Hotel group reservations (minimum fifteen (15) rooms) and a reasonable deposit must be made to Owner at least six (6) months in advance. "Golf Group Reservations" shall mean reservations for at least twenty-four (24) players.

     2.3 Over-Capacity. It is agreed that currently the Golf Courses have the capacity to accommodate all of the Kapalua Resort Area's present volume of golf play from the Kapalua Bay Hotel and the existing 528 condominium villas plus projected volume of play from the Hotel and some additional development. NI shall have 150 daily Rounds, which may be equally distributed among The Bay Course, The Village Course and Plantation Course. If, in the opinion of NI, it becomes difficult for Hotel Guests to regularly obtain an adequate number of Rounds, NI shall then notify the Owner of the problem. Adequate is defined as 150 Rounds per day. Owner and NI will jointly examine the situation and will make every reasonable effort to alleviate the problem to their mutual satisfaction within a period of six (6) calendar months. Failing this, NI shall notify Owner of the continuing problem, and NI may then invoke the remedy as stated below:

          1. NI shall have the right for and on behalf of Hotel Guests to reserve up to 150 priority daily Rounds of golf which shall be provided in good faith at Owner's discretion with a reasonable allocation among the Golf Courses and which will provide a proportionate number of Rounds in the morning and afternoon periods as the total available Tee Times during each period.

          2. If the Tee Times for said priority Rounds are not reserved by specific Hotel Guests by 6:00 p.m. on the third day before the Tee Times, they shall be cancelled, except that thirty (30) of said priority Rounds (determined at Owner's discretion) shall continue to be reserved until noon on the day before the Tee Time, at which time if such Tee Time is not reserved by specific Hotel Guests, it shall be cancelled.

     2.4 Tournaments. Owner shall have the right to schedule up to three Tournaments per calendar year, reserving for itself and its attendees at such Tournaments the exclusive rights to play on two (2) of the Golf Courses (but not on all), provided that:

          (a) Owner must give NI six (6) months' notice of any such Tournament.

          (b) Hotel Guests will maintain the same advance reservation rights on the remaining Golf Course(s) not used for the Tournament.

          (c)  No Tournament will be of a duration exceeding one
     (1) week or as may be extended for ties or weather delays.

          (d) Only one (1) Tournament may be scheduled during the months of January, February and March of each year.

          (e) No Tournament will be scheduled on or within two (2) days of Christmas or New Year's Day.

          (f) In addition to the foregoing and because Tournaments are a mutually beneficial promotion of the Kapalua Resort Area, NI and Owner agree that not less than six (6) months in advance of the Lincoln Mercury Kapalua International or a successor nationally televised tournament, the Tournament sponsor or its designee may elect to reserve up to 100 rooms (double occupancy) for up to one week (700 room nights) for the use of Tournament participants, sponsors, officials and staff, and Operator, as agent for NI, shall use its best efforts to grant such reservations. These Tournament room nights shall be provided at twenty-five percent (25%) of the Hotel's then current published rates for such rooms, and services shall be provided to the Tournament participants, officials, sponsors and staff staying at the Hotel as are customarily provided without additional charge to Hotel Guests, except that food, beverages, and the like shall be charged at prevailing rates.

     2.5 Fee Structure. The fees to Hotel Guests for use of the Golf Courses shall be on the same basis and at the same rates as are regularly made available to the most favored Resort Guest of the Kapalua Resort Area, except that it is understood that Kapalua Property Owners, Kapalua Club Members and Owner's employees, and their respective guests and invitees, and residents of Maui may be charged lower fees and that Owner reserves the right to provide complimentary Rounds at its discretion and that annual or other periodic special fees may be charged to Kapalua Club Members. It is agreed that Non-Resort Players shall be charged a higher fee than Hotel Guests. At the discretion of Owner and as times are available, NI shall be entitled to four (4) complimentary Rounds of golf per day for use by VIPs, meeting planners, representatives of travel agencies, and such other individuals who may be beneficial to the promotion and marketing of the Hotel, as designated by NI. NI is hereby granted a corporate membership in the Kapalua Club at no cost or fees to NI, including no initiation fee or monthly fees or dues; provided, however, that such corporate membership shall be non-transferable and shall be valid only for such period as NI or its Affiliate retains a majority-interest in ownership of the Hotel.

     2.6 Rules and Regulations. Notwithstanding anything herein, the rights of NI and Hotel Guests under this Agreement shall be subject to reasonable rules and regulations, including dress codes, rules of conduct, and operation of golf carts, imposed by Owner on all users of the Golf Courses.

     2.7 Repairs. Nothing herein will prohibit Owner from temporarily closing nine (9) or more holes of the Golf Courses for maintenance or reconstruction purposes or to restore the same or to permit the grass thereon to be replenished in accordance with standard golf course management practices.

     2.8 Use Only as Golf Courses. During the Term hereof, Owner agrees the Golf Courses shall be used only for the operation of three 18-hole golf courses and related facilities and improvements, and that Owner shall continuously and at all times operate and maintain such courses in a first class manner at a standard comparable to the top resort golf courses in the State of Hawaii and shall expeditiously repair any damage due to storm, flood, or other casualty, provided that nothing herein shall restrict Owner from temporarily closing any of the Golf Courses if weather or other events beyond Owner's control render them unplayable.

     2.9 Charge Rights. Hotel Guests shall have the right to charge to their Hotel room account amounts for services at the Golf Courses and the Resort Club. Such charges shall be forwarded to the Hotel promptly and charges received between the first day of each month and the fifteenth day of each month shall be paid to Owner on or before the last day of such month, with charges received between the sixteenth day and the last day of each month being due and payable on or before the fifteenth day of the following month. Operator, as agent for NI, shall not deduct any service charge except that it may deduct a fee reasonably equivalent to average amount of any credit card fees actually paid by Operator. Bad debts or collection charges, if any, shall be the responsibility of Operator, as agent for NI.

     2.10 Record Memorandum. A memorandum referencing certain golf provisions of this Article 2 shall be recorded in the Bureau of Conveyances of the State of Hawaii in a form reasonably satisfactory to Owner and NI.


                            ARTICLE 3

                       No License of Logo

     3.1 No License. Owner does not grant to NI (or Operator as NI's agent) any right or license, non-exclusive or otherwise, to use the Butterfly Logo depicted on Exhibit "C" hereto in connection with the operation, advertising and promotion of the Hotel or any condominium units in the Kapalua Resort Area owned or managed by Operator and/or the merchandising, manufacture, promotion, sale and distribution of goods or services related thereto, at the Hotel or such condominium units, or in connection with anything else. Any such license shall be in the sole and absolute discretion of Owner and neither NI (or Operator as NI's agent) shall use the Butterfly Logo without the prior written consent of Owner, which consent may be unreasonably and arbitrarily withheld.

                            ARTICLE 4

                       General Provisions

     4.1 Notices. All notices, demands, requests, consents, approvals or other communications required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, addressed to the party to be notified at the following address, or to such other address as such party shall have specified most recent by like notice:

     If to Owner, then to:

     Maui Land & Pineapple Company, Inc.
     Post Office Box 187
     Kahului, Maui, Hawaii 96732

     With a copy to:

     William E. Atwater, Esq.
     Carlsmith Ball Wichman Case and Ichiki
     Pacific Tower, Suite 2200
     1001 Bishop Street
     Honolulu, Hawaii 96813

     If to NI, then to:

     NI Hawaii Resort, Inc.
     c/o 745 Fort Street, Hawaii Building 8th Floor
     Honolulu, Hawaii

     With a copy to:

     Alan M. Goda, Esq.
     Kobayashi Sugita & Goda
     745 Fort Street, 8th Floor
     Honolulu, Hawaii 96813

     Notices given as provided above shall be deemed given on delivery or upon receipt if by personal delivery or the fourth
(4th) business day following the mailing thereof, as the case may be.

     4.2 Counterparts, Captions, Exhibits, Etc. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument. The captions are for convenience of reference only, and shall not affect the meaning or construction to be given any of the provisions hereof. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, singular or plural, as the identity of the parties may require.
Any references to Exhibits attached hereto shall be incorporated herein by such reference.

     4.3 Governing Law. This Agreement shall be governed by, interpreted under, and construed and enforced in accordance with the laws of the State of Hawaii applicable to agreements made and to be performed wholly within the State of Hawaii. The venue for any action with respect to this Agreement shall be the Circuit Court of the First or Second Circuit of the State of Hawaii.

     4.4 Entire Agreement; Successors and Assigns; Etc. This Agreement contains the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior understandings, including the Supplemental Agreement dated September 26, 1990, with respect thereto. This Agreement may not be modified, changed, supplemented or terminated, nor may any obligations hereunder be waived, except by written instruments signed by the party to be charged or by its agent duly authorized in writing or as otherwise expressly permitted herein. This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties hereto. The parties do not intend to confer any benefit hereunder on any person, firm or corporation other than the parties hereto.

     4.5 No Waiver. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof or of any other agreement or provision herein contained. No extension of time for performance of any obligations or acts shall be deemed an extension of the time for performance of any other obligations or acts.

     4.6 Attorney's Fees. If any action, suit or proceeding is brought by any party hereto with respect to this Agreement, the prevailing party in any such action, suit or proceeding shall be entitled to recover from the other party or parties, in addition to such other relief as the court may award, all reasonable attorneys' fees and costs of suit incurred by the prevailing party in connection with such action, suit or proceeding.

     4.7 Interest on Late Payments. If any party hereto fails to pay amounts due to another party in accordance with this Agreement within the time period specified herein for such payment, in addition to any other rights or remedies of such other party, amounts not so paid shall bear interest at a rate equal to the lesser of: (i) two percent (2%) plus the prime interest rate for such period of time, which shall be the interest rate then charged by the largest or second largest bank (as measured by total assets) in the State of Hawaii, whichever charges the higher rate, to its most responsible commercial borrowers on 90-day unsecured notes, or
(ii) the maximum per annum rate of interest permitted to be charged by then applicable law.

     4.8 Assignment. NI shall transfer or assign any and all rights and obligations under this Agreement to its successors or assigns, if any, pursuant to the terms of Section 11.7 of the Hotel Ground Lease.
     Owner shall assign its rights and delegate its duties under this Agreement with respect to The Bay Course, The Village Course and the Plantation Course to any purchaser, assignee or transferee of any such property.

     4.9 Agent. During the Term of this Agreement, NI shall have the right to appoint, without the consent of Owner, an agent or agents who shall have the rights and obligations of NI as set forth in Article 2 herein. Rights and obligations of Operator or any other agent designated by NI under this Agreement shall be limited to Article 2 herein, unless expressly agreed to by Owner and NI.
NI shall provide written notice to Owner of the appointment or withdrawal of such agent.

     IN WITNESS WHEREOF, each party hereto has caused this Agreement to be executed on the date first above written.

                              MAUI LAND & PINEAPPLE COMPANY, INC.,
                              a Hawaii corporation


                              By  /S/ DON YOUNG
                                 Name:  DON YOUNG
                                 Title:  EXECUTIVE VICE PRESIDENT

                                   "Owner"

                              NI HAWAII RESORT, INC., a Hawaii
                              corporation


                              By  /S/ T. OKUYAMA
                                 Name:  T. OKUYAMA
                                 Title:  VICE PRESIDENT-SECRETARY

                                   "NI"